Exhibit 99.1

For further information contact:

Douglas Dynamics, Inc.

Nathan Elwell

847-530-0249

investorrelations@douglasdynamics.com

DOUGLAS DYNAMICS REPORTS THIRD QUARTER

2022 RESULTS

Delivered Strong Top and Bottom-Line Year-over-Year Improvements Despite Ongoing Macroeconomic Headwinds

Highlights:

●	Net Sales of $166.1 Million, a 30.1% increase compared to 3Q21
●	Net Income increased 88.9% to $13.3 million, or $0.56 of Diluted EPS
●	Adjusted EBITDA increased 62.2% to $25.1 million
●	Raised and narrowed 2022 guidance on strong quarter results
●	Paid $0.29 per share cash dividend on September 30, 2022

October 31, 2022 — Milwaukee, Wisconsin — Douglas Dynamics, Inc. (NYSE: PLOW), North America’s premier manufacturer and upfitter of work truck attachments and equipment, today announced financial results for the third quarter ended September 30, 2022.

“We are pleased with our performance this quarter and year to date, especially in light of the ongoing macroeconomic headwinds,” noted Bob McCormick, President & CEO. “Both segments delivered across the board improvements compared to the same quarter last year. While the predicted increase in chassis and component supply has yet to materialize in any significant way, demand for our products and services remains strong. We commend our teams for delivering on the factors within our control and anticipating trends with external challenges, while consistently going above and beyond for our customers.”

Consolidated Third Quarter 2022 Results

$ in millions (except Margins & EPS)	Q3 2022	Q3 2021
Net Sales	$166.1	$127.6
Gross Profit Margin	24.8%	24.0%

Income from Operations	$19.5	$10.4
Net Income	$13.3	$7.0
Diluted EPS	$0.56	$0.30

Adjusted EBITDA	$25.1	$15.5
Adjusted EBITDA Margin	15.1%	12.1%
Adjusted Net Income	$13.5	$7.0
Adjusted Diluted EPS	$0.57	$0.29

Douglas Dynamics – Third Quarter 2022

●	Consolidated third quarter 2022 Net Sales increased by $38.5 million, or 30.1%, compared to the same period last year, based on increased volumes and pricing adjustments in both segments.
●

Income from Operations, Net Income, Diluted EPS, and Adjusted EBITDA all increased significantly compared to 3Q21 due to higher volumes in both segments and improved price realization somewhat offset by operational inefficiencies due to supply chain constraints.

●

Selling, general, and administrative expenses increased by $1.6 million to $19.2 million during the third quarter 2022, due to higher labor costs and other discretionary spending returning to more normalized levels.

●	Interest expense increased by $1.1 million to $3.3 million primarily due to higher interest on increased revolver borrowings compared to the prior year, plus higher interest rates on the term loan.
●

The effective tax rate was 17.9% and 14.6% for the third quarters of 2022 and 2021, respectively. Effective tax rates for both quarters were lower than historical averages due to a discrete tax benefit of $0.8 million in 3Q21 related to favorable state income tax audit results, versus a discrete tax benefit of $0.9 million in 3Q22 related to favorable state tax rate changes.

Work Truck Attachments Segment Third Quarter 2022 Results

$ in millions (except Adjusted EBITDA Margin)	Q3 2022	Q3 2021
Net Sales	$108.2	$81.4
Adjusted EBITDA	$22.9	$14.8
Adjusted EBITDA Margin	21.2%	18.2%

●

Work Truck Attachment Net Sales were $108.2 million for the third quarter of 2022, an increase of $26.9 million, or 33.0% over the prior year, due to strong conclusion to the pre-season order period and higher pricing compared to last year.

●

Adjusted EBITDA increased 55.0% compared to the third quarter of 2021, due to increased volume, price realization and inflationary pressures stabilizing, which was partly offset by increased labor costs.

Work Truck Solutions Segment Third Quarter 2022 Results

$ in millions (except Adjusted EBITDA Margin)	Q3 2022	Q3 2021
Net Sales	$57.9	$46.3
Adjusted EBITDA	$2.2	$0.7
Adjusted EBITDA Margin	3.8%	1.5%

●

Work Truck Solutions Net Sales increased $11.6 million, or approximately 25.1%, compared to the corresponding period of last year, due to higher volumes on more predictable but still constricted supply of chassis and price realization.

●

Adjusted EBITDA improved compared to the third quarter of 2021, although it continues to be impacted by constricted supply of chassis and components impacting efficiency, plus inflationary pressures on material, labor, and freight costs.

Douglas Dynamics – Third Quarter 2022

Dividend & Liquidity

●

A quarterly cash dividend of $0.29 per share of the Company's common stock was declared on September 6, 2022, and paid on September 30, 2022, to stockholders of record as of the close of business on September 19, 2022.

●	Net Cash Used in Operating Activities for the first nine months of 2022 increased to $74.5 million from $19.5 million in the same period 2021.
●

Free Cash Flow for the first nine months of 2022 decreased to $(83.4) million from $(26.8) million for the same period 2021, largely due to higher accounts receivable attributable to the increase in sales, as well as higher inventory from increased material costs and pulling forward supply.

Outlook

McCormick stated, “We are raising and narrowing our guidance ranges today given our robust performance so far this year, plus the positive demand trends we see and strong backlog in our Solutions segment. The results we’ve delivered despite the uncertain external conditions are a testament to our collaborative, problem solving culture. While we expect that these headwinds will persist into 2023, we believe we remain on track to deliver our long-term financial targets.”

The 2022 financial outlook has been raised and narrowed as follows:

●	Net Sales are expected to be between $600 million and $630 million.
●	Adjusted EBITDA is predicted to range from $80 million to $95 million.
●	Adjusted Earnings Per Share are expected to be in the range of $1.65 per share to $2.05 per share.
●	The effective tax rate is expected to be approximately 24% - 25%.
●	The outlook assumes relatively stable economic conditions, consistent supply chain performance, and our core markets will experience average snowfall levels in fourth quarter 2022.

Earnings Conference Call Information

The Company will host a conference call on Tuesday, November 1, 2022 at 10:00 a.m. Eastern Time (9:00 a.m. Central Time). To join the conference call, please dial (833) 634-5024 domestically, or (412) 902-4205 internationally.

The call will also be available via the Investor Relations section of the Company’s website at www.douglasdynamics.com. For those who cannot listen to the live broadcast, replays will be available for one week following the call.

Douglas Dynamics – Third Quarter 2022

About Douglas Dynamics

Home to the most trusted brands in the industry, Douglas Dynamics is North America’s premier manufacturer and up-fitter of commercial work truck attachments and equipment. For more than 75 years, the Company has been innovating products that not only enable people to perform their jobs more efficiently and effectively, but also enable businesses to increase profitability. Through its proprietary Douglas Dynamics Management System (DDMS), the Company is committed to continuous improvement aimed at consistently producing the highest quality products, at industry-leading levels of service and delivery that ultimately drive shareholder value. The Douglas Dynamics portfolio of products and services is separated into two segments: First, the Work Truck Attachments segment, which includes commercial snow and ice control equipment sold under the FISHER®, SNOWEX® and WESTERN® brands. Second, the Work Truck Solutions segment, which includes the up-fit of market leading attachments and storage solutions under the HENDERSON® brand, and the DEJANA® brand and its related sub-brands.

Use of Non-GAAP Financial Measures

This press release contains financial information calculated other than in accordance with U.S. Generally Accepted Accounting Principles (“GAAP”).  The non-GAAP measures used in this press release are Adjusted EBITDA, Adjusted Net Income and Adjusted Earnings Per Share, and Free Cash Flow.  The Company believes that these non-GAAP measures are useful to investors and other external users of its consolidated financial statements in evaluating the Company’s operating performance as compared to that of other companies.  Reconciliations of these non-GAAP measures to the nearest comparable GAAP measures can be found immediately following the Consolidated Statements of Cash Flows included in this press release.

Adjusted EBITDA represents net income before interest, taxes, depreciation, and amortization, as further adjusted for certain charges consisting of unrelated legal and consulting fees, stock-based compensation, severance, restructuring charges, certain purchase accounting expenses, and incremental costs incurred related to the COVID-19 pandemic. Such COVID-19 related costs include increased expenses directly related to the pandemic, and do not include either production related overhead inefficiencies or lost or deferred sales. We believe these costs are out of the ordinary, unrelated to our business and not representative of our results. The Company uses Adjusted EBITDA in evaluating the Company’s operating performance because it provides the Company and its investors with additional tools to compare its operating performance on a consistent basis by removing the impact of certain items that management believes do not directly reflect the Company’s core operations. The Company’s management also uses Adjusted EBITDA for planning purposes, including the preparation of its annual operating budget and financial projections, and to evaluate the Company’s ability to make certain payments, including dividends, in compliance with its senior credit facilities, which is determined based on a calculation of “Consolidated Adjusted EBITDA” that is substantially similar to Adjusted EBITDA.

Douglas Dynamics – Third Quarter 2022

Adjusted Net Income and Adjusted Earnings Per Share (calculated on a diluted basis) represents net income and earnings per share (as defined by GAAP), excluding the impact of stock-based compensation, severance, restructuring charges, non-cash purchase accounting adjustments, certain charges related to unrelated legal fees and consulting fees, incremental costs incurred related to the COVID-19 pandemic, and adjustments on derivatives not classified as hedges, net of their income tax impact. Such COVID-19 related costs include increased expenses directly related to the pandemic, and do not include either production related overhead inefficiencies or lost or deferred sales. We believe these costs are out of the ordinary, unrelated to our business and not representative of our results. Adjustments on derivatives not classified as hedges are non-cash and are related to overall financial market conditions; therefore, management believes such costs are unrelated to our business and are not representative of our results.  Management believes that Adjusted Net Income and Adjusted Earnings Per Share are useful in assessing the Company’s financial performance by eliminating expenses and income that are not reflective of the underlying business performance.

Free Cash Flow is a non-GAAP financial measure that we define as net cash provided by (used in) operating activities less capital expenditures.  Free Cash Flow should be evaluated in addition to, and not considered a substitute for, other financial measures such as Net Income and Net Cash Provided by (Used in) Operating Activities.  We believe that free cash flow represents our ability to generate additional cash flow from our business operations.

Forward Looking Statements

This press release contains certain forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. These statements include information relating to future events, future financial performance, strategies, expectations, competitive environment, regulation, product demand, the payment of dividends, and availability of financial resources. These statements are often identified by use of words such as "anticipate," "believe," "intend," "estimate," "expect," "continue," "should," "could," "may," "plan," "project," "predict," "will" and similar expressions and include references to assumptions and relate to our future prospects, developments, and business strategies. Such statements involve known and unknown risks, uncertainties and other factors that could cause our actual results, performance, or achievements to be materially different from any future results, performance or achievements expressed or implied by these forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, weather conditions, particularly lack of or reduced levels of snowfall and the timing of such snowfall, including as a result of global climate change, our ability to manage general economic, business and geopolitical conditions, including the impacts of natural disasters, pandemics and outbreaks of contagious diseases and other adverse public health developments, such as the COVID-19 pandemic, our inability to maintain good relationships with our distributors, our inability to maintain good relationships with the original equipment manufacturers with whom we currently do significant business, lack of available or favorable financing options for our end-users, distributors or customers, increases in the price of steel or other materials, including as a result of tariffs or inflationary conditions, necessary for the production of our products that cannot be passed on to our distributors, increases in the price of fuel or freight, a significant decline in economic conditions, including as a result of global health epidemics such as COVID-19, the inability of our suppliers and original equipment manufacturer partners to meet our volume or quality requirements, inaccuracies in our estimates of future demand for our products, our inability to protect or continue to build our intellectual property portfolio, the effects of laws and regulations and their interpretations on our business and financial condition, our inability to develop new products or improve upon existing products in response to end-user needs, losses due to lawsuits arising out of personal injuries associated with our products, factors that could impact the future declaration and payment of dividends or out ability to execute repurchases under out stock repurchase program, our inability to compete effectively against competition, our inability to achieve the projected financial performance with the business of Henderson Enterprises Group, Inc., which we acquired in 2014, or the assets of Dejana Truck & Utility Equipment Company, Inc., which we acquired in 2016, and unexpected costs or liabilities related to such acquisitions or any future acquisitions, as well as those discussed in the section entitled “Risk Factors” in our annual report on Form 10-K for the year ended December 31, 2021 and any subsequent Form 10-Q filings. You should not place undue reliance on these forward-looking statements. In addition, the forward-looking statements in this release speak only as of the date hereof and we undertake no obligation, except as required by law, to update or release any revisions to any forward-looking statement, even if new information becomes available in the future.

Douglas Dynamics – Third Quarter 2022

Financial Statements

Douglas Dynamics, Inc.

Consolidated Balance Sheets

(In thousands)

	September 30,	December 31,
	2022	2021
	(unaudited)	(unaudited)

Assets
Current assets:
Cash and cash equivalents	$2,843	$36,964
Accounts receivable, net	165,266	71,035
Inventories	133,799	104,019
Inventories - truck chassis floor plan	564	2,655
Refundable income taxes paid	-	1,222
Prepaid and other current assets	7,491	4,536
Total current assets	309,963	220,431

Property, plant, and equipment, net	66,938	66,787
Goodwill	113,134	113,134
Other intangible assets, net	134,219	142,109
Operating lease - right of use asset	16,980	18,462
Non-qualified benefit plan assets	8,340	10,347
Other long-term assets	5,213	1,206
Total assets	$654,787	$572,476

Liabilities and stockholders' equity
Current liabilities:
Accounts payable	$26,104	$27,375
Accrued expenses and other current liabilities	33,660	36,126
Floor plan obligations	564	2,655
Operating lease liability - current	4,748	4,623
Income taxes payable	1,579	-
Short term borrowings	84,000	-
Current portion of long-term debt	11,137	11,137
Total current liabilities	161,792	81,916

Retiree benefits and deferred compensation	15,099	17,170
Deferred income taxes	30,679	29,789
Long-term debt, less current portion	197,988	206,058
Operating lease liability - noncurrent	13,726	15,408
Other long-term liabilities	5,065	7,525

Total stockholders' equity	230,438	214,610
Total liabilities and stockholders' equity	$654,787	$572,476

Douglas Dynamics – Third Quarter 2022

Douglas Dynamics, Inc.

Consolidated Statements of Income

(In thousands, except share and per share data)

	Three Month Period Ended		Nine Month Period Ended
	September 30, 2022	September 30, 2021	September 30, 2022	September 30, 2021
	(unaudited)		(unaudited)

Net sales	$166,100	$127,636	$456,262	$388,508
Cost of sales	124,831	97,001	342,696	282,823
Gross profit	41,269	30,635	113,566	105,685

Selling, general, and administrative expense	19,181	17,607	63,578	59,488
Intangibles amortization	2,630	2,642	7,890	8,052

Income from operations	19,458	10,386	42,098	38,145

Interest expense, net	(3,266)	(2,167)	(7,852)	(9,514)
Loss on extinguishment of debt		-	-	(4,936)
Other income, net	(17)	15	94	123
Income before taxes	16,175	8,234	34,340	23,818

Income tax expense	2,895	1,204	7,243	1,943

Net income	$13,280	$7,030	$27,097	$21,875

Weighted average number of common shares outstanding:
Basic	22,886,793	22,980,951	22,925,231	22,945,617
Diluted	22,886,793	22,992,793	22,926,943	22,960,334

Earnings per share:
Basic earnings per common share attributable to common shareholders	$0.57	$0.30	$1.16	$0.94
Earnings per common share assuming dilution attributable to common shareholders	$0.56	$0.30	$1.14	$0.92
Cash dividends declared and paid per share	$0.29	$0.29	$0.87	$0.86

Douglas Dynamics – Third Quarter 2022

Douglas Dynamics, Inc.

Consolidated Statements of Cash Flows

(In thousands)

	Nine Month Period Ended
	September 30, 2022	September 30, 2021
	(unaudited)

Operating activities
Net income	$27,097	$21,875
Adjustments to reconcile net income to net cash used in operating activities:
Depreciation and amortization	15,626	15,235
Loss (Gain) on disposal of fixed asset	130	(165)
Loss on extinguishment of debt	--	4,936
Amortization of deferred financing costs and debt discount	367	770
Stock-based compensation	5,563	6,025
Adjustments on derivatives not designated as hedges	(516)	(1,020)
Provision (credit) for losses on accounts receivable	(175)	519
Deferred income taxes	890	872
Non-cash lease expense	1,481	2,360
Changes in operating assets and liabilities, net of acquisitions:
Accounts receivable	(94,056)	(41,459)
Inventories	(29,781)	(20,391)
Prepaid assets, refundable income taxes paid and other assets	(3,732)	(3,545)
Accounts payable	(365)	538
Accrued expenses and other current liabilities	(888)	(3,433)
Benefit obligations and other long-term liabilities	3,873	(2,598)
Net cash used in operating activities	(74,486)	(19,481)

Investing activities
Capital expenditures	(8,924)	(7,271)
Net cash used in investing activities	(8,924)	(7,271)

Financing activities
Repurchase of common stock	(6,001)	--
Payments of financing costs	--	(1,371)
Borrowings on long-term debt	--	224,438
Dividends paid	(20,273)	(19,880)
Net revolver borrowings	84,000	37,000
Repayment of long-term debt	(8,437)	(247,125)
Net cash provided by (used in) financing activities	49,289	(6,938)
Change in cash and cash equivalents	(34,121)	(33,690)
Cash and cash equivalents at beginning of period	36,964	41,030
Cash and cash equivalents at end of period	$2,843	$7,340

Non-cash operating and financing activities
Truck chassis inventory acquired through floorplan obligations	$2,215	$28,012

Douglas Dynamics – Third Quarter 2022

Douglas Dynamics, Inc.
Net Income to Adjusted EBITDA reconciliation (unaudited)
(In thousands)

	Three month period ended September 30,		Nine month period ended September 30,
	2022	2021	2022	2021

Net income	$13,280	$7,030	$27,097	$21,875

Interest expense - net	3,266	2,167	7,852	9,514
Income tax expense	2,895	1,204	7,243	1,943
Depreciation expense	2,603	2,380	7,736	7,183
Intangibles amortization	2,630	2,642	7,890	8,052
EBITDA	24,674	15,423	57,818	48,567

Stock-based compensation	510	5	5,563	6,025
Loss on extinguishment of debt	-	-	-	4,936
COVID-19 (1)	7	12	39	67
Other charges (2)	(60)	50	449	44
Adjusted EBITDA	$25,131	$15,490	$63,869	$59,639

(1)	Reflects incremental costs incurred related to the COVID-19 pandemic for the periods presented.
(2)	Reflects unrelated legal, severance, restructuring and consulting fees for the periods presented.

Douglas Dynamics, Inc.

Segment Disclosures (unaudited)

(In thousands)

	Three Months Ended September 30, 2022	Three Months Ended September 30, 2021	Nine Months Ended September 30, 2022	Nine Months Ended September 30, 2021

Work Truck Attachments
Net Sales	$108,235	$81,373	$284,375	$227,992
Adjusted EBITDA	$22,929	$14,790	$59,562	$55,206
Adjusted EBITDA Margin	21.2%	18.2%	20.9%	24.2%

Work Truck Solutions
Net Sales	$57,865	$46,263	$171,887	$160,516
Adjusted EBITDA	$2,202	$700	$4,307	$4,433
Adjusted EBITDA Margin	3.8%	1.5%	2.5%	2.8%

Douglas Dynamics – Third Quarter 2022

Douglas Dynamics, Inc.
Reconciliation of Net Income to Adjusted Net Income (unaudited)
(In thousands, except share and per share data)

	Three month period ended September 30,		Nine month period ended September 30,
	2022	2021	2022	2021

Net income	$13,280	$7,030	$27,097	$21,875
Adjustments:
Stock based compensation	510	5	5,563	6,025
Loss on extinguishment of debt	-	-	-	4,936
COVID-19 (1)	7	12	39	67
Adjustments on derivative not classified as hedge (2)	(172)	(171)	(516)	(1,020)
Other charges (3)	(60)	50	449	44
Tax effect on adjustments	(72)	26	(1,384)	(2,513)
Adjusted net income	$13,493	$6,952	$31,248	$29,414

Weighted average basic common shares outstanding	22,886,793	22,980,951	22,925,231	22,945,617
Weighted average common shares outstanding assuming dilution	22,886,793	22,992,793	22,926,943	22,960,334

Adjusted earnings per common share - dilutive	$0.57	$0.29	$1.32	$1.24

GAAP diluted earnings per share	$0.56	$0.30	$1.14	$0.92
Adjustments net of income taxes:

Stock based compensation	0.02	-	0.18	0.20
Loss on extinguishment of debt	-	-	-	0.16
COVID-19 (1)	-	-	-	-
Adjustments on derivative not classified as hedge (2)	(0.01)	(0.01)	(0.02)	(0.04)
Other charges (3)	-	-	0.02	-

Adjusted diluted earnings per share	$0.57	$0.29	$1.32	$1.24

(1)	Reflects incremental costs incurred related to the COVID-19 pandemic for the periods presented.
(2)	Reflects non-cash mark-to-market and amortization adjustments on an interest rate swap not classified as a hedge for the periods presented.
(3)	Reflects unrelated legal, severance, restructuring and consulting fees for the periods presented.

Douglas Dynamics, Inc.
Free Cash Flow reconciliation (unaudited)
(In thousands)

	Three month period ended September 30,		Nine month period ended September 30,
	2022	2021	2022	2021

Net cash used in operating activities	$(16,282)	$(32,622)	$(74,486)	$(19,481)
Acquisition of property and equipment	(3,344)	(2,685)	(8,924)	(7,271)
Free cash flow	$(19,626)	$(35,307)	$(83,410)	$(26,752)